EXHIBIT 99.1

UNITED NETWORK SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

EXHIBIT 99.1

UNITED NETWORK SERVICES, INC. AND SUBSIDIARIES

Page
Independent Auditors’ Report	1
Consolidated Financial Statements
Consolidated Balance Sheet at December 31, 2013	2 - 3
Consolidated Statement of Operations for the Year Ended December 31, 2013	4
Consolidated Statement of Changes in Stockholders’ Equity for the Year Ended December 31, 2013	5
Consolidated Statement of Cash Flows for the Year Ended December 31, 2013	6 - 7
Notes to Consolidated Financial Statements	8 - 19

EXHIBIT 99.1

INDEPENDENT AUDITORS' REPORT

To The Stockholders
United Network Services, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of United Network Services, Inc. and Subsidiaries, which comprise the consolidated balance sheet at December 31, 2013, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Network Services, Inc. and Subsidiaries at December 31, 2013, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

GRASSI & CO., CPAs, P.C.

Jericho, New York
November 25, 2014

EXHIBIT 99.1

UNITED NETWORKS SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2013

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$609,048
Accounts receivable, net of allowance for doubtful accounts of $907,520	3,703,555
Deferred charges	902,577
Prepaid expenses and other current assets	957,627
Total Current Assets	6,172,807

PROPERTY AND EQUIPMENT, NET	14,243,454

NONCURRENT ASSETS:
Goodwill	9,114,776
Intangible assets, net	7,642,814
Deferred charges	931,852
Other assets	185,195
Total Non-current Assets	17,874,637

Total Assets	$38,290,898

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1

UNITED NETWORKS SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2013

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable - bank	$4,350,000
Current maturities of subordinated debt	2,277,367
Current portion of obligations under capital leases	475,580
Accounts payable	9,310,554
Accrued expenses and other current liabilities	2,241,586
Deferred revenue	446,517
Total Current Liabilities	19,101,604

LONG-TERM LIABILITIES:
Long-term subordinated debt, less current maturities	14,087,057
Obligations under capital leases, less current portion	529,927
Deferred revenue	524,838
Total Long-term Liabilities	15,141,822

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, liquidation value $1,400,000	1,400,000
Common stock, $.01 par value, 30,000,000 shares authorized, 21,371,951 shares issued and outstanding at December 31, 2013	213,720
Additional paid-in capital	27,983,050
Accumulated deficit	(25,549,298)
Total Stockholders' Equity	4,047,472

$38,290,898

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1

UNITED NETWORK SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013

REVENUE	$49,443,164

OPERATING ACTIVITIES:
Cost of telecommunication services provided	33,777,435
Selling, general and administrative expenses	17,124,261
Depreciation and amortization	7,004,984
Impairment of goodwill, fixed and intangible assets	2,248,450
Total operating expenses	60,155,130

LOSS FROM OPERATIONS	(10,711,966)

OTHER EXPENSE:
Interest expense, net	1,874,460

LOSS BEFORE PROVISION FOR INCOME TAXES	(12,586,426)

PROVISION FOR INCOME TAXES	454,136

NET LOSS	$(13,040,562)

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1

UNITED NETWORK SERVIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2013

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total

BALANCE AT DECEMBER 31, 2012	$—	$90,183	$14,566,517	$(12,508,736)	$2,147,964

ISSUANCE OF COMMON STOCK	—	26,276	2,600,673	—	2,626,949

ISSUANCE OF COMMON STOCK IN CONNECTION WITH ACQUISITION (NOTE 4)	—	96,291	10,753,907	—	10,850,198

ISSUANCE OF COMMON STOCK WARRANTS IN CONNECTION WITH ACQUISITION (NOTE 4)	—	—	61,944	—	61,944

ISSUANCE OF PREFERRED STOCK	1,400,000	—	—	—	1,400,000

PURCHASE OF COMMON STOCK	—	(10)	9	—	(1)

EXERCISE OF COMMON STOCK WARRANTS	—	980	—	—	980

NET LOSS	—	—	—	(13,040,562)	(13,040,562)

BALANCE AT DECEMBER 31, 2013	$1,400,000	$213,720	$27,983,050	$(25,549,298)	$4,047,472

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1

UNITED NETWORK SERVICES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,040,562)
Adjustments to reconcile net loss to net
cash used in operating activities:
Bad debt	441,165
Depreciation and amortization of property and equipment	4,345,933
Amortization of intangible assets	2,659,051
Accrued interest on subordinated debt	1,451,115
Increase in deferred tax valuation allowance	427,938
Impairment of goodwill and other intangible assets	2,248,450
Changes in Assets (Increase) Decrease:
Accounts receivable	2,759,593
Deferred charges	46,028
Prepaid expenses and other current assets	(484,304)
Other assets	(107,088)
Changes in Liabilities Increase (Decrease):
Accounts payable	(1,451,778)
Accrued expenses and other current liabilities	(265,022)
Deferred revenue	(2,070,372)
NET CASH USED IN OPERATING ACTIVITIES	(3,039,853)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash and cash equivalents acquired in business acquisition	464,611
Purchases of property and equipment	(2,871,395)
NET CASH USED IN INVESTING ACTIVITIES	(2,406,784)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from note payable - bank	2,250,000
Principal payments of subordinated debt	(115,072)
Principal payments of obligations under capital leases	(283,409)
Proceeds from issuance of preferred stock	1,400,000
Proceeds from issuance of common stock, net of repurchases	2,626,948
Proceeds from exercise of common stock warrants	980
NET CASH PROVIDED BY FINANCING ACTIVITIES	5,879,447

NET INCREASE IN CASH AND CASH EQUIVALENTS	432,810

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	176,238

CASH AND CASH EQUIVALENTS, END OF YEAR	$609,048

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$423,345

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1

UNITED NETWORK SERVICES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2013

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Common stock issued as consideration in connection with business acquisition	$10,912,142
Subordinated debt assumed as consideration in connection with business acquisition	$14,751,970
Fair value of non-cash assets acquired	$35,552,904
Fair value of liabilities assumed	$10,353,403
Property and equipment acquired through long-term financing	$937,932

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.1

UNITED NETWORK SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013

Note 1 -	Nature of Operations and Principles of Consolidation

Principles of Consolidation
American Broadband, Inc. (dba “United Network Services, Inc.”), a Delaware corporation, and its wholly owned subsidiaries are collectively referred to as the (“Company”). The Company was founded in 2001 as a single source provider of ubiquitous networks for broadband and Ethernet service to multi-location clients of all sizes.

The consolidated financial statements include the accounts of United Network Services, Inc. and its three wholly owned subsidiaries, Trinity Networks, LLC (“Trinity Networks”), Sparkplug, Inc. (“Sparkplug”), and Airband Communications, Inc. (“Airband”). All intercompany account balances and transactions have been eliminated in the consolidated financial statements.

Business Activity
The Company is a national provider of internet connectivity and managed services for voice and data networks. The Company provides a managed solution by combining managed network services, managed connectivity and professional services to give enterprises a cost-efficient, end-to-end managed solution for their network. It custom designs, monitors, and manages networks for information technology organizations of small and mid-size enterprises. The Company’s extensive solutions include multiprotocol label switching (“MPLS”), Ethernet, dedicated internet access (“DIA”), broadband, same IP failover, managed local-area network (“LAN”), managed firewall, voice-over-IP (“VoIP”), and hosted monitoring. The Company services organizations in numerous industries with multiple, diverse geographic locations.

On February 10, 2012, the Company executed a stock purchase agreement with IPNetZone Communications Inc. (“IPNZ”) and IPNZ’s stockholders. In connection with this agreement, the Company also purchased all of the stock of BendLogic, Inc. (“BL”), which was a wholly owned subsidiary of IPNZ. The transaction qualified as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986. The effective date of the agreement was January 31, 2012, which was also the acquisition date, as this was the date that the Company effectively assumed control of IPNZ. The acquired assets and liabilities of IPNZ were recorded at their fair value as of the acquisition date and the results of operations for IPNZ from the acquisition date are included with the Company’s operations for the year ended December 31, 2012. The acquired companies merged into United Network Services, Inc.

On May 14, 2013, the Company executed a stock purchase agreement with Airband and Airband’s stockholders (see Note 4). The transaction qualified as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986. The effective date of the agreement was May 14, 2013 which was also the acquisition date, as this was the date that the Company effectively assumed control of Airband. The acquired assets and liabilities of Airband were recorded at their fair value as of the acquisition date and the results of operations for Airband from the acquisition date are included with the Company’s operations for the year ended December 31, 2013. The acquired company merged into United Network Services, Inc.

Note 2 -	Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

EXHIBIT 99.1

Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 - Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 - Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

At December 31, 2013, the fair value of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximated book value due to the short maturity of these instruments.

At December 31, 2013, the Company does not have assets or liabilities required to be measured at fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements.

Revenue Recognition
The Company’s principal source of revenues is long-term contracts for broadband aggregation and private network services to enterprise and institutional customers throughout the United States and end-to-end turnkey solutions for wireless operators for cell site turn up and full connectivity to the mobile telephone switching office. Certain of the Company’s current revenue activities have features that may be considered multiple elements. The Company believes that there is insufficient evidence to determine each element’s fair value and as a result, in those arrangements where there are multiple elements, revenue is recorded ratably over the term of the arrangement.

Taxes collected from customers and remitted to governmental authorities are presented in the accompanying consolidated financial statements on a net basis.

Network Services and Support
The Company’s services are provided pursuant to contracts that typically provide for payments of recurring charges on a monthly basis for use of the services over a committed term. Each service contract has a fixed monthly cost and a fixed term, in addition to a fixed installation charge (if applicable). At the end of the initial term of most service contracts, the contracts roll forward on a month-to-month or other periodic basis and continue to bill at the same fixed recurring rate. If any cancellation or termination charges become due from the customer as a result of early cancellation or termination of a service contract, those amounts are calculated pursuant to a formula specified in each contract. Recurring costs relating to supply contracts are recognized ratably over the term of the contract.

Non-recurring Fees and Deferred Revenue
Non-recurring fees for data connectivity typically take the form of one-time, non-refundable provisioning fees established pursuant to service contracts. The amount of the provisioning fee included in each contract is generally determined by marking up or passing through the corresponding charge from the Company’s supplier, imposed pursuant to the Company’s purchase agreement. Non-recurring revenue earned for providing provisioning services in connection with the delivery of recurring communications services is recognized ratably over the contractual term of the recurring service starting upon commencement of the service contract term. Fees recorded or billed from these provisioning services are initially recorded as deferred revenue then recognized ratably over the contractual term of the recurring service. Installation costs related to provisioning incurred by the Company from independent third party suppliers, directly attributable and necessary to fulfill a particular service contract, and which costs would not have been incurred but for the occurrence of that service contract, are recorded as deferred contract costs and expensed proportionally over the contractual term of service in the same manner as the deferred revenue arising from that contract. Deferred costs do not exceed deferred upfront fees. Based on operating activity, the Company believes the initial contractual term is the best estimate of the period of earnings.

EXHIBIT 99.1

Other Revenue
From time to time, the Company recognizes revenue in the form of fixed or determinable cancellation (pre-installation) or termination (post-installation) charges imposed pursuant to the service contract. This revenue is earned when a customer cancels or terminates a service agreement prior to the end of its committed term. This revenue is recognized when billed if collectability is reasonably assured.

Accounts Receivable
The Company's accounts receivable are recorded at amounts billed to customers and presented on the balance sheet net of the allowance for doubtful accounts. The allowance is determined by a variety of factors, including the aged receivables, current economic conditions, historical losses and other information management obtains regarding the financial condition of customers. Receivables are charged off when they are deemed uncollectible. The Company does not accrue interest on past due receivables.

Property and Equipment
Property and equipment is stated at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the year incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives of the respective assets as follows:

Telecommunications equipment	3 to 7 years
Computer equipment and software	3 to 5 years
Fiber optic network	3 to 15 years
Furniture and fixtures	3 to 10 years
Vehicles	5 years

Leasehold improvements are amortized over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable in accordance with FASB ASC Subtopic 360-10-35, Impairment or Disposal of Long-Lived Assets. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount, if any, exceeds its fair value. At December 31, 2013, the Company determined that there is no impairment of property and equipment.

Goodwill
Goodwill is tested for impairment at least on an annual basis or more frequently if events or changes in circumstances indicate that the asset might be impaired in accordance with FASB ASC Topic 350, Intangibles - Goodwill and Other (“ASC 350”). The Company compares each reporting unit’s fair value, by considering comparable company market valuations and estimating expected future discounted cash flows to be generated by the reporting unit, to its carrying value. If the carrying value exceeds the reporting unit’s fair value, the Company performs an additional fair value measurement calculation to determine the impairment loss. The amount of impairment is determined by comparing the implied fair value of the reporting unit’s goodwill to the carrying value of the goodwill.

During the year ended December 31, 2013, the Company recorded a goodwill impairment charge of approximately $2.2 million as a result of the impairment test performed during the fourth quarter of 2013 (see Note 6, “Goodwill and Intangibles, Net”).

Intangible Assets
Definite-lived intangible assets are amortized utilizing the straight-line method over their estimated useful lives as follows:

EXHIBIT 99.1

Customer lists	3 to 5 years
FCC Licenses	3 to 5 years

The Company reviews the carrying value of definite-lived intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount, if any, exceeds its fair value.

During the year ended December 31, 2013, the Company recorded intangible assets impairment charges of approximately $76,224, as a result of an impairment test performed during the fourth quarter of 2013. The results of the test are further described in Note 6, “Goodwill and Intangibles, Net”.

Employee Benefit Plans
The Company has established a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code. The 401(k) plan covers employees who have reached age 21 and completed one-half year of service. The Company can make profit sharing contributions at its discretion. Additional safe harbor contributions can be required by the Company to meet certain nondiscrimination requirements. Company profit sharing contributions are generally allocable among eligible participants in the proportion of their compensation to the compensation of all participants, subject to restrictions imposed by the Internal Revenue Code. Participants’ rights to the Company’s profit sharing contributions vest at the rate of 20% per year starting with the second year of vesting service. In addition, the Company maintained Airband’s defined contribution plan, consisting of a 401(k) retirement savings plan, which covered substantially all eligible Airband employees. The Company has the option of making discretionary matching contributions to plan participants’ accounts. Expense under the plans was $73,601 in 2013.

Income Taxes
Income tax expense includes income taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement balances and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Applicable accounting literature requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by taxing authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than a 50% likelihood of being realized upon ultimate settlement. Accounting provisions also require that a change in judgment that results in subsequent recognition, derecognition, or change in a measurement of a tax position taken in a prior annual period (including any related interest and penalties) be recognized as a discrete item in the period in which the change occurs. The Company regularly evaluates the likelihood of recognizing the benefit from income tax positions taken by considering all relevant facts, circumstances, and information available.

New Accounting Pronouncements
In January 2014, the FASB issued ASU No. 2014-02, Intangibles-Goodwill and Other (Topic 350): Accounting for Goodwill. This ASU allows nonpublic companies to elect a new accounting alternative within U.S. GAAP wherein goodwill is amortized on a straight-line basis over 10 years, or less than 10 years if the company demonstrates that another useful life is more appropriate. For companies making the election, the ASU requires a more simple impairment test than is required for companies not making the election. In the simplified impairment test, goodwill must be tested for impairment when a triggering event occurs that indicates that the fair value of an entity or a reporting unit, if applicable, may be below its carrying amount, with impairment recorded for any excess of the carrying amount over fair value. For companies not making the election, U.S. GAAP requires an annual impairment test in addition to whenever a triggering event occurs, and also requires a more complex calculation of impairment that requires companies to calculate the implied fair value of the reporting unit’s goodwill.

If elected, the accounting alternative in ASU 2014-02 should be applied prospectively to goodwill existing as of the beginning of the period of adoption and new goodwill recognized in fiscal years beginning after December 15, 2014,

EXHIBIT 99.1

and for interim periods in fiscal years beginning after December 15, 2015. Early application is permitted. The Company does not expect the new guidance to have an impact on its consolidated financial statements.

Note 3 -	Concentration of Credit Risk
The Company maintains cash balances in several financial institutions, which are insured by the Federal Deposit Insurance Corporation (“FDIC”) for up to $250,000 per institution. From time to time, the Company’s balances may exceed these limits.

For the year ended December 31, 2013, one customer accounted for approximately 13% of net sales and 22% of accounts receivable, respectively.

Note 4 -     Acquisition
Airband was a privately-held company headquartered in Carrollton, Texas which owned and operated its own fixed wireless and VoIP network. In accordance with the terms of the stock purchase agreement, the Company acquired 100% of the stock of Airband for the following consideration: (i) 9,629,129 shares of common stock, (ii) warrants to purchase 54,973 shares of common stock and (iii) assumption of $14,751,970 of debt (see Note 8, “Subordinated Debt”).

Management estimated that the price of the Airband acquisition was $25,664,112. This represents 9,629,129 shares of the Company’s common stock and 54,973 warrants to purchase the Company’s common stock at a value of $1.12681 per share and the assumption of debt.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of the acquisition of Airband:

Cash and cash equivalents	$464,611
Accounts receivable	2,966,917
Other current assets	412,689
Property and equipment	13,148,522
Intangible assets	9,910,000
Goodwill	9,114,776
Total assets acquired	36,017,515
Accounts payable	6,561,256
Capital lease obligations	130,022
Other liabilities	3,662,125
Total liabilities assumed	10,353,403

Net assets acquired	$25,664,112

The Company allocated the fair value of the consideration transferred to identifiable assets acquired and liabilities assumed based on their fair values on the date of acquisition. The Company recognized $9,114,776 of goodwill related to the acquisition which represents the excess of the purchase price over the estimated fair values of the identifiable net assets. The goodwill relates principally to the expected revenue and cost synergies that the Company expects to realize from the acquisition. Since the acquisition is intended to be a non-taxable exchange, none of the goodwill will be tax deductible for income tax purposes.

Note 5 -    Property and Equipment
Property and equipment, net is summarized as follows:

EXHIBIT 99.1

Telecommunications equipment	$16,596,753
Computer equipment and software	4,246,340
Fiber optic network	825,052
Furniture and fixtures	744,427
Vehicles	300,718
Leasehold improvements	148,624
22,861,914
Less Accumulated depreciation and amortization	8,618,460
$14,243,454

Depreciation and amortization expense related to property and equipment amounted to approximately $4,346,000 for the year ended December 31, 2013.

Note 6 -    Goodwill and Intangibles, Net

Goodwill
The following table sets summarizes the details of the Company’s goodwill balance, by reporting unit, at December 31, 2013:

	IPNZ	Airband	Total
Balance at January 1, 2013	$2,172,226	$—	$2,172,226
ADD: Acquisition of goodwill	—	9,114,776	9,114,776
LESS: Impairment of goodwill	(2,172,226)		(2,172,226)
Balance at December 31, 2013	$—	$9,114,776	$9,114,776

Goodwill represents the excess of costs over the fair value of assets acquired in conjunction with the acquisitions of IPNZ and Airband. The Company accounts for goodwill according to the provisions of FASB ASC Topic 350, which requires that goodwill and other indefinite-lived intangible assets not be amortized, but instead tested for impairment at least annually by applying a fair value based test, and more frequently if events and circumstances indicate that the asset might be impaired. Accordingly, the annual assessment of the Airband reporting unit at December 31, 2013 indicated no impairment of goodwill.

During 2013, the Company concluded that it was required to record a material impairment charge for goodwill and intangible assets related to the IPNZ reporting unit. Factors that the Company considered in the recognition of impairment included (i) the decline in revenues from IPNZ’s customer base, and (ii) negative EBITDA and negative cash flows attributed to the IPNZ reporting unit. The Company utilized FASB ASC Topic 350 guidance to test the goodwill and intangible assets for realizability and determined that the lowest level of its cash flow generation was its reporting units. During Step 1 of the impairment analysis, the Company compared the discounted cash flows attributable to the IPNZ reporting unit over the projection period of five years based upon the annual revenues and related cost of revenues from the reporting unit’s top ten customers. The sum of the discounted cash flows was less than the carrying value of the net assets for the reporting unit. This indicated that the Company failed Step 1 and was required to complete Step 2 under ASC 350 guidance that would quantify the impairment amount. During Step 2, the Company fair valued the assets using three generally accepted approaches: the cost, income and market approaches. As a result of the Step 2 analysis, the Company recorded a goodwill impairment charge of $2,172,226 included in operating expenses at December 31, 2013.

Intangible assets, net
Intangible assets remaining as of December 31, 2013, net consist of the following:

EXHIBIT 99.1

	Useful Life
Customer relationships, net of accumulated amortization of $1,604,032	3 years	$6,045,968
FCC Licenses, net of accumulated amortization of $420,114	3 years	1,596,846
		$7,642,814

Amortization expense related to intangible assets for the year ended December 31, 2013 was approximately $2,659,000.

Estimated future amortization expense of intangible assets is as follows:

Years Ending December 31:
2014	$3,217,873
2015	3,217,873
2016	1,207,068
$7,642,814

As described above, in conjunction with the impairment analysis, the Company applied the excess earnings method, a form of the income approach, to estimate the value of the customer based intangible assets. Based on the analysis, the Company concluded that the intangible assets had no value and accordingly an impairment charge of $76,224 was recorded. Prior to the impairment charges, the intangible assets, which consisted of customer relationships, had a definite life and were amortized over the periods expected to be benefited from the customer relationships.

Note 7 -    Note payable - bank
The Company entered into a line of credit agreement on August 15, 2007. The agreement provided for maximum borrowings of the lesser of $2,100,000 or the borrowing base, representing 80% of eligible receivables. Borrowings on the line of credit were bearing interest at the prime rate (3.25%) plus 1.50%, payable monthly. This debt, which had been due on demand, was paid off in May 2013.

The Company entered into a new credit facility on May 14, 2013. The new line of credit provides for borrowings of the lesser of $4,500,000 or two times the amount of the Company’s recurring revenue (as defined) for the most recent month. Borrowings bear interest at the prime rate (3.25%) plus 2.25% subject to a floor of 5.50%. The line of credit matures on May 14, 2015. As of December 31, 2013, $4,350,000 was outstanding under the credit facility, and $150,000 was collateral related to a bank credit card. Substantially all of the Company’s assets other than assets under capital lease obligations collateralize the line of credit. Among other things, the line of credit requires the Company to maintain a customer churn rate (as defined) below specified levels and to achieve specified levels of EBITDA (as defined) and limits capital expenditures. The credit agreement limits the incurrence of additional indebtedness and liens and generally limits payments of dividends. The Company was not in compliance with the EBITDA covenant as of December 31, 2013. This debt was paid off in October 2014 (see Note 13, “Subsequent Events”).

Note 8 -    Subordinated and Related Party Debt
In 2008, the Company borrowed $999,980 from existing stockholders and affiliates and members of management under subordinated debt agreements. These related party borrowings are junior to any and all borrowings under agreements with Square 1 Bank as described in Note 7. The interest rate on the subordinated debt is 15.0% per annum. Interest-only payments were due quarterly through June 30, 2013, at which time the principal was due and payable. As of December 31, 2013, no principal remains outstanding under these agreements.

The Company issued subordinated notes to stockholders and affiliates and members of management in the amount of $528,256 during 2011 in lieu of payment of cash dividends on the Series A Preferred Stock. These related party borrowings are junior to borrowings under agreements with Square 1 Bank as described in Note 7. The interest rate on these borrowings is 15.0% per annum. Interest-only payments are due quarterly through the maturity date of the notes at various dates between 2013 and 2016 for the notes discussed above and notes issued under comparable arrangements during 2008, 2009, and 2010 for similar purposes. As of December 31, 2013, $161,339 remains outstanding under these agreements.

The Company entered into a note and warrant purchase agreement dated May 14, 2013 to refinance certain of Airband’s existing debt obligations. As a result, the Company entered into second lien secured notes in the aggregate principal

EXHIBIT 99.1

amount of $14,751,970 and issued warrants to purchase 500,000 shares of the Company’s common stock at a price of $1.12 per share.

The second lien secured notes bear interest payable quarterly at 13% per annum or, at the Company’s option, at a 15% payment-in-kind rate, compounded quarterly. If interest is paid at the 13% rate, 12% will be payable in cash and 1% will be payable in kind via the issuance of additional notes. The Company elected the 15% payment-in-kind option.

Payments of principal equal to 5% of the aggregate original note amounts are due quarterly starting June 30, 2014 to March 31, 2016 and the final maturity of the notes is May 14, 2016. Among other things, the note and warrant purchase agreement requires the Company to maintain a leverage ratio below specified levels and limits new debt, liens, dividends and stock repurchases. As of December 31, 2013, $16,203,085 in principal, including payment-in-kind interest, remains outstanding under these second lien secured notes.

Aggregate maturities of subordinated debt at December 31, 2013 are as follows:

Years Ending December 31:
2014	$2,277,367
2015	3,014,965
2016	11,072,092
$16,364,424

All subordinated debt was paid off in October 2014 (see Note 13, “Subsequent Events”).

Note 9 -    Capital Lease Obligations

The Company’s property and equipment under capital leases, which is included in telecommunications equipment and vehicles, is summarized as follows:

Telecommunications equipment	$922,973
Vehicles	257,052
1,180,025
Less Accumulated depreciation	277,083
$902,942

The capital leases require monthly payments, ranging from approximately $300 to $10,800, including effective interest at rates ranging from approximately 3% to 32% per annum through April 2018.

The following is a schedule of future minimum lease payments under capital leases, together with the present value of the minimum lease payments:

Year ending December 31,
2014	$578,526
2015	439,612
2016	77,286
2017	18,426
2018	15,802
Total minimum lease payments	1,129,652
Less: amounts representing interest	124,145
Present value of future minimum lease payments	1,005,507
Less: current portion	475,580
$529,927

Depreciation of assets held under capital leases is included in depreciation and amortization expense.

EXHIBIT 99.1

Note 10 -     Commitments and Contingencies

Claims
The Company is involved in various legal proceedings and litigation arising in the ordinary course of business. The Company intends to vigorously dispute liability for the various claims. It is too early to determine whether the outcome of such proceedings and litigation will have a material adverse effect on the Company’s consolidated financial statements

Office Space and Operating Leases
The Company leases its various office facilities under noncancellable operating leases expiring through February 2018, requiring approximate future minimum rental payments as follows:

Years Ending December 31:
2014	$790,670
2015	689,194
2016	541,394
2017	312,033
2018	31,444
$2,364,735

Rent expense charged to operations amounted to approximately $920,000 for the year ended December 31, 2013.

Supply Agreements
As of December 31, 2013, the Company has supplier purchase obligations associated with telecommunications services that the Company has contracted to purchase from its vendors. The Company’s contracts are generally such that the terms and conditions in the vendor and client customer contracts are substantially the same in terms of duration. The back-to-back nature of the Company’s contracts means that the largest component of its contractual obligations is generally mirrored by its customer’s commitment to purchase the services associated with those obligations.

Estimated annual commitments under supplier contractual agreements are as follows at December 31, 2013:

Years Ending December 31:
2014	$17,368,164
2015	11,094,010
2016	5,143,517
2017	2,900,654
2018	993,928
Thereafter	$674,891
$38,175,164

If a customer disconnects its service before the term ordered from the vendor expires, and if the Company were unable to find another customer for the capacity, the Company may be subject to an early termination liability. Under standard telecommunications industry practice (commonly referred to in the industry as “portability”), this early termination liability may be waived by the vendor if the Company were to order replacement service with the vendor of equal or greater value to the service cancelled. Additionally, the Company maintains some fixed network costs and from time to time, if it deems portions of the network are not economically beneficial, the Company may disconnect those portions and potentially incur early termination liabilities.

Note 11 -     Income Taxes
Deferred income taxes consisted of the following as of December 31, 2013:

EXHIBIT 99.1

Current deferred income tax asset	$985,137
Current deferred income tax liability	(186,400)
Less valuation allowance	(798,737)
—
Noncurrent deferred tax asset	14,398,722
Noncurrent deferred tax liability	(2,916,886)
Less: valuation allowance	(11,481,836)
—
Total deferred income tax asset, net	$—

The provision (benefit) for income taxes consisted of the following for the year ended December 31, 2013:

Current income tax expense	$15,980
Deferred, excluding net operating loss carryforwards	58,510
Deferred, net operating loss carryforwards	(3,088,011)
Increase in valuation allowance	3,467,657
$454,136

Deferred taxes are recognized for temporary differences between the bases of assets and liabilities for consolidated financial statement and income tax purposes. As of December 31, 2013, the differences relate primarily to the use of accelerated depreciation methods for income tax purposes, the deferral and subsequent amortization of certain revenues and costs for financial reporting purposes, and the recognition of the expected future benefits of net operating loss (“NOL”) carryforwards. As of December 31, 2013, the differences also reflect the recognition of deferred income taxes on differences in the bases of assets other than goodwill and liabilities acquired from IPNZ and Airband (see Note 4).

The Company recorded valuation allowance for deferred income tax assets of $12,280,572 as of December 31, 2013 as management estimates it is not likely that the Company will realize the benefit of these assets by generating taxable income to use the NOL carryforwards.

The Company’s provision for income taxes differs from applying the statutory U.S. federal tax rate to income before taxes. The primary differences relate to state income taxes, IPNZ goodwill impairment, transaction costs attributable to the Airband acquisition, the provision for changes in the valuation allowance in 2013 of $3,467,657 and certain expenses that are not deductible for income tax purposes.

The Company has estimated NOL carryforwards for federal income tax purposes of $17,779,516 as of December 31, 2013 that expire as follows:

Year ending December 31:
2026	$1,070,750
2027	1,343,347
2028	379,634
2029	485,683
2030	2,311,294
2031	—
2032	1,760,642
2033	807,274
2034	$9,620,892
$17,779,516

The Internal Revenue Code imposes an annual limitation on the use of NOL carryforwards following a change of ownership in a loss corporation of more than 50 percentage points by one or more five-percent stockholders within a

EXHIBIT 99.1

three-year period. A recapitalization during 2007 combined with previous changes in ownership of the Company triggered these limitations. Further, the Airband acquisition during 2013 combined with previous changes in ownership of the Company triggered these limitations. As a result, the annual utilization of the Company’s NOL carryforwards is limited to an amount equal to the estimated fair value of the Company’s stock immediately before the ownership changes multiplied by a Federal long-term tax-exempt rate. As of December 31, 2013, the Company had NOL carryforwards of $2,438,416 that were generated prior to 2007 and $5,720,208 that were generated prior to 2013.

Note 12 -     Stockholders’ Equity

Preferred Stock
In December 2013, the Company issued 1,120,000 shares of Series B Convertible Preferred Stock (“Series B”) in exchange for $1,400,000 from existing stockholders. The Series B shares shall rank senior to common stock and shall not be entitled to dividends. The Series B shares are subject to certain proportional adjustments for stock splits, stock dividends, recapitalizations, reorganizations and the like, subject to certain exceptions.

In the event of any liquidation event, either voluntary or involuntary, the holders of Series B shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the sum of $1.25 for each outstanding share of Series B share. Upon the completion of the liquidation preference, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Series B shares and common stock pro rata based on the number of shares of common stock held by each, with the shares of Series B being treated for this purpose as if they had been converted to shares of common stock.

Each share of Series B is convertible, at the option of the holder, into common stock by dividing $1.25, by the applicable conversion price at the date of the conversion. The conversion price per share is the original issue price adjusted for any stock splits, stock dividends, recapitalizations, reorganizations and the like. The shares automatically convert upon the earlier of (i) a qualified public offering, as defined in the Company’s articles of incorporation, (ii) the merger of the Company with a publicly traded entity or (iii) upon vote of holders of at least 50% of the issued and outstanding shares of Preferred Stock.

The holders of shares of preferred stock have the right to one vote for each share of common stock into which such shares of preferred stock are convertible, and with respect to such vote, the preferred stockholders have full voting rights and powers equal to the voting rights and powers of the common stockholders.

In March 2014, all Series B preferred stock was converted into common stock; and all common stock was subject to a 4,000,000:1 reverse stock split. All fractional shares were then repurchased by the Company for a nominal amount (see Note 13, “Subsequent Events”).

Common Stock
In the year ended December 31, 2013, the Company issued 2,627,591 of common stock in exchange for $2,627,591. The Company also issued 9,629,129 shares of common stock and warrants to purchase 54,973 shares of common stock in conjunction with the Airband acquisition (see Note 4).

At any time after September 15, 2016, upon written request of holders of at least 25% of the outstanding shares of common stock, the Company shall seek consent from its common stockholders for redemption. If at least 50% of such stockholders consent to the redemption, the Company shall then offer to redeem all of the outstanding shares of common stock from any source of funds legally available for such redemption. The redemption price will be an amount equal to the fair market value of the common stock. As of December 31, 2013, the Company estimated the fair market value of the common stock to be zero.

In March 2014, all common stock was subject to a 4,000,000:1 reverse stock split. All fractional shares were then repurchased by the Company for a nominal amount. Subsequently, the Company issued 1,200,000 shares of common stock in exchange for $1,200,000. On October 1, 2014, in conjunction with an acquisition of the Company, all common stock was exchanged for cash and stock of the acquirer (see Note 13, “Subsequent Events”).

Note 13 -    Subsequent Events
The Company has evaluated all events or transactions that occurred after December 31, 2013 through the date of these consolidated financial statements, which is the date that the consolidated financial statements were available to be issued.

EXHIBIT 99.1

The Company had stock and warrant agreements that originated in 2012. However, as a result of the reverse stock split and the subsequent sale of the Company to GTT Communications, Inc. (“GTT”) described below, the Company deemed the fair value of the stock and warrant agreements to be worthless at December 31, 2013 and accordingly, did not include the impact of these agreements in the December 31, 2013 consolidated financial statements and the related notes.

In March 2014 through the actions of the Board of Directors, all Series B preferred stock was converted into common stock; and all common stock (including warrants and options to purchase common stock) was subject to a 4,000,000:1 reverse stock split. All fractional shares were then repurchased by the Company for a nominal amount. Subsequently, the Company issued 1,200,000 shares of common stock in exchange for $1,200,000.

Also in March 2014, the Company sold its fixed wireless assets and associated customer base located in Las Vegas, Nevada for approximately $1 million.

On October 1, 2014, the Company was acquired by and merged into GTT. In conjunction with the acquisition, GTT assumed and repaid substantially all of the Company’s debt, including its line of credit (see Note 7, “Line of Credit”), subordinated debt (see Note 8, “Subordinated Debt”) and capital lease obligations (see Note 9, “Capital Lease Obligations”). In addition, the Company’s stockholders received cash and GTT common stock in exchange for the Company’s outstanding shares at the date of the acquisition.